Exhibit 4.8

Execution Copy

SPARE ENGINES SECURITY AGREEMENT

Dated as of October 28, 2020

Between

UNITED AIRLINES, INC.,

the Owner,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

not in its individual capacity,

except as expressly stated herein,

but solely as Mortgagee,

the Mortgagee

TABLE OF CONTENTS

Page

GRANTING CLAUSE	1

Article I DEFINITIONS	4

Article II COVENANTS	4

Article III THE MORTGAGEE	15

Article IV MISCELLANEOUS	15

ANNEX A	Insurance

EXHIBIT A	Form of Spare Engines Security Agreement Supplement

SPARE ENGINES SECURITY AGREEMENT

This SPARE ENGINES SECURITY AGREEMENT, dated as of October 28, 2020 (this “Agreement”), between UNITED AIRLINES, INC., a Delaware corporation (“Owner”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as expressly stated herein, but solely as Mortgagee hereunder (together, with its successors and permitted assigns hereunder, the “Mortgagee”).

W I T N E S S E T H

WHEREAS, the Owner and the Mortgagee are parties to the Trust Indenture and Mortgage, dated as of October 28, 2020 (the “Trust Indenture”), which, among other things, provides for the Owner to issue the Equipment Notes to the Note Holders;

WHEREAS, the parties hereto desire by this Agreement to provide for the assignment, mortgage and pledge by the Owner to the Mortgagee of all of the Owner’s right, title and interest in and to the Spare Engines and, except as hereinafter expressly provided, all payments and other amounts received hereunder in accordance with the terms hereof, as security for, among other things, the Owner’s obligations to the Note Holders and the Indenture Indemnitees; and

WHEREAS, all things necessary to make this Agreement the valid, binding and legal obligation of the Owner for the uses and purposes herein set forth, in accordance with its terms, have been done and performed and have happened;

GRANTING CLAUSE

NOW, THEREFORE, THIS AGREEMENT WITNESSETH, that, in order to secure the payment and the performance of the Secured Obligations from time to time outstanding and to secure the performance and observance by the Owner of all the agreements, covenants and provisions contained herein, in the Trust Indenture, the Equipment Notes and each of the other Operative Agreements for the benefit of the Note Holders and each Indenture Indemnitee, and in consideration of the premises and of the covenants contained herein, the receipt and adequacy whereof are hereby acknowledged, the Owner has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge and confirm, unto the Mortgagee, its successors in trust and assigns, for the security and benefit of, each of the Note Holders and the Indenture Indemnitees, a first priority security interest in and mortgage lien on all right, title and interest of the Owner in, to and under the following described property, rights and privileges, whether now or hereafter acquired (which, collectively, together with all property hereafter specifically subject to the Lien of this Agreement by the terms hereof or any supplement hereto, are included within, and are referred to as, the “Spare Engines Collateral”; provided that, without limiting the Granting Clause below, Cash Collateral shall not constitute Spare Engines Collateral), to wit:

(1)            Each Spare Engine, each of which Spare Engines is a jet propulsion aircraft engine with at least 1750 lbs. of thrust or its equivalent (such Spare Engines being more particularly described in each applicable Spare Engines Security Agreement Supplement executed and delivered by the Owner as provided herein) as the same is now and will hereafter be constituted, whether now owned by the Owner or hereafter acquired, and whether or not any such Spare Engine shall be installed in or attached to an airframe, together with (a) all Parts of whatever nature, which are from time to time included within the definition of “Spare Engines”, whether now owned by the Owner or hereafter acquired, including all substitutions, renewals and replacements of and additions, improvements, accessions and accumulations to the Spare Engines (other than additions, improvements, accessions and accumulations which constitute appliances, parts, instruments, appurtenances, accessories, furnishings or other equipment excluded from the definition of Parts) and (b) all Spare Engine Documents;

(2)            Any continuing rights of the Owner (to the extent the Owner may assign or otherwise grant a Lien on them without the consent of any other Person) in respect of any warranty, indemnity or agreement, express or implied, as to title, materials, workmanship, design or patent infringement or related matters with respect to any Spare Engine (reserving to the Owner, however, all of the Owner’s other rights and interest in and to such warranty, indemnity or agreement) together with all rights, powers, privileges, options and other benefits of the Owner thereunder (subject to such reservation) with respect to such Spare Engine, including, without limitation, the right to make all waivers and agreements, to give and receive all notices and other instruments or communications, to take such action upon the occurrence of a default thereunder, including the commencement, conduct and consummation of legal, administrative or other proceedings, as shall be permitted thereby or by law, and to do any and all other things which the Owner is or may be entitled to do thereunder (subject to such reservation);

(3)            To the extent not constituting Cash Collateral, all proceeds with respect to the requisition of title to or use of any Spare Engine by any Government Entity or from the sale or other disposition of all or any portion of the Spare Engines Collateral, and all insurance proceeds with respect to any Spare Engine, but excluding any insurance maintained by the Owner and not required under Section 2.05;

(4)            To the extent not constituting Cash Collateral, all rents, revenues and other proceeds collected by the Mortgagee pursuant to Section 5.03(b) of the Trust Indenture and corresponding to any Spare Engine or part thereof and all monies and securities from time to time deposited or required to be deposited with the Mortgagee by or for the account of the Owner pursuant to any terms of this Agreement or the Trust Indenture held or required to be held by the Mortgagee hereunder with respect to any Spare Engine or part thereof; and

(5)            All proceeds of the foregoing.

PROVIDED, HOWEVER, that notwithstanding any of the foregoing provisions, so long as no Event of Default shall have occurred and be continuing, (a) the Mortgagee shall not take or cause to be taken any action contrary to the Owner’s right hereunder to quiet enjoyment of the Spare Engines, and to possess, use, retain and control the Spare Engines and all revenues, income and profits derived therefrom, and (b) the Owner shall have the right, to the exclusion of the Mortgagee, with respect to the Pledged Spare Engines Agreements, to exercise in the Owner’s name all rights and powers of the Owner under the Pledged Spare Engines Agreements (other than to amend, modify or waive any of the warranties or indemnities contained therein, except in the exercise of the Owner’s reasonable business judgment) and to retain any recovery or benefit resulting from the enforcement of any warranty or indemnity under the Pledged Spare Engines Agreements; and provided, further, that, notwithstanding the occurrence or continuation of an Event of Default, the Mortgagee shall not enter into any amendment of any Pledged Spare Engines Agreement which would increase the obligations of the Owner thereunder.

TO HAVE AND TO HOLD all and singular the aforesaid property unto the Mortgagee, and its successors and assigns, in trust for the equal and proportionate benefit and security of the Note Holders and the Indenture Indemnitees, except as provided in Section 2.13 of the Trust Indenture, without any preference, distinction or priority of any one Equipment Note over any other by reason of priority of time of issue, sale, negotiation, date of maturity thereof or otherwise for any reason whatsoever, and for the uses and purposes and in all cases and as to all property specified in clauses (1) through (5) inclusive above, subject to the terms and provisions set forth in this Agreement.

It is expressly agreed that anything herein contained to the contrary notwithstanding, the Owner shall remain liable under each Pledged Spare Engines Agreement to perform all of the obligations assumed by it thereunder, except to the extent prohibited or excluded from doing so pursuant to the terms and provisions thereof, and the Mortgagee, the Note Holders and the Indenture Indemnitees shall have no obligation or liability under any Pledged Spare Engines Agreement by reason of or arising out of the assignment hereunder, nor shall the Mortgagee, the Note Holders or the Indenture Indemnitees be required or obligated in any manner to perform or fulfill any obligations of the Owner under or pursuant to the Pledged Spare Engines Agreements, or, except as herein expressly provided, to make any payment, or to make any inquiry as to the nature or sufficiency of any payment received by it, or present or file any claim, or take any action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

The Owner does hereby constitute the Mortgagee the true and lawful attorney of the Owner, irrevocably, granted for good and valuable consideration and coupled with an interest and with full power of substitution, and with full power (in the name of the Owner or otherwise) to ask for, require, demand, receive, compound and give acquittance for any and all monies and claims for monies (in each case including insurance and requisition proceeds) due and to become due under or arising out of the Pledged Spare Engines Agreements, and all other property which now or hereafter constitutes part of the Spare Engines Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or to take any action or to institute any proceedings which the Mortgagee may deem to be necessary or advisable in the premises; provided, that the Mortgagee shall not exercise any such rights except upon the occurrence and during the continuance of an Event of Default hereunder.

The Owner agrees that at any time and from time to time, upon the written request of the Mortgagee, the Owner will promptly and duly execute and deliver or cause to be duly executed and delivered any and all such further instruments and documents (including without limitation UCC continuation statements) as the Mortgagee may reasonably deem necessary to perfect, preserve or protect the mortgage, security interests, International Interests and assignments created or intended to be created hereby or to obtain for the Mortgagee the full benefits of the assignment hereunder and of the rights and powers herein granted.

IT IS HEREBY COVENANTED AND AGREED by and between the parties hereto as follows:

Article I

DEFINITIONS

Capitalized terms used but not defined in this Agreement shall have the respective meanings set forth or incorporated by reference in Annex A to the Trust Indenture.

Article II

COVENANTS

SECTION 2.01.     Liens.

The Owner will not directly or indirectly create, incur, assume or suffer to exist any Lien on or with respect to any Spare Engine, title to any of the foregoing or any interest of Owner therein, except Permitted Liens. The Owner shall promptly, at its own expense, take such action as may be necessary to duly discharge (by bonding or otherwise) any such Lien other than a Permitted Lien arising at any time.

SECTION 2.02.     Possession, Operation and Use, Maintenance and Markings.

(a)            General. Except as otherwise expressly provided herein, the Owner shall be entitled to operate, use, locate, employ or otherwise utilize or not utilize any Spare Engine or Part in any lawful manner or place in accordance with the Owner’s business judgment.

(b)            Possession. The Owner, without the prior consent of Mortgagee, shall not lease or otherwise in any manner deliver, transfer or relinquish possession of any Spare Engine or install any Spare Engine, or permit any Spare Engine to be installed, on any airframe other than an Airframe; except that the Owner may, without such prior written consent of Mortgagee:

(i)            Subject or permit any Permitted Lessee to subject any Spare Engine to normal interchange, pooling, borrowing or similar arrangements, in each case customary in the commercial airline industry and entered into by Owner or such Permitted Lessee, as the case may be, in the ordinary course of business; provided, however, that if Owner’s title to any such Spare Engine is divested under any such agreement or arrangement, then such Spare Engine shall be deemed to have suffered a Spare Engine Event of Loss as of the date of such divestiture, and Owner shall comply with Section 2.04(a) of this Agreement in respect thereof;

(ii)            Deliver or permit any Permitted Lessee to deliver possession of any Spare Engine or Part (x) to the manufacturer thereof or to any third-party maintenance provider for testing, service, repair, maintenance or overhaul work on such Spare Engine or Part, or, to the extent required or permitted by Section 2.03, for alterations or modifications in or additions to any Spare Engine or (y) to any Person for the purpose of transport to a Person referred to in the preceding clause (x);

(iii)            Install or permit any Permitted Lessee to install a Spare Engine on an airframe owned by Owner or such Permitted Lessee, as the case may be, free and clear of all Liens, except (x) Permitted Liens and those that do not apply to such Spare Engine, and (y) the rights of third parties under normal interchange or pooling agreements and arrangements of the type that would be permitted under Section 2.02(b)(i);

(iv)            Install or permit any Permitted Lessee to install a Spare Engine on an airframe leased to Owner or such Permitted Lessee, or owned by Owner or such Permitted Lessee subject to a mortgage, security agreement, conditional sale or other secured financing arrangement, but only if (x) such airframe is free and clear of all Liens, except (A) the rights of the parties to such lease, or any such secured financing arrangement, covering such airframe and (B) Liens of the type permitted by clause (iii) above and (y) Owner or Permitted Lessee, as the case may be, shall have received from the lessor, mortgagee, secured party or conditional seller, in respect of such airframe, a written agreement (which may be a copy of the lease, mortgage, security agreement, conditional sale or other agreement covering such airframe), whereby such Person agrees that it will not acquire or claim any right, title or interest in, or Lien on, such Spare Engine by reason of such Spare Engine being installed on such airframe at any time while such Spare Engine is subject to the Lien of this Agreement;

(v)            Install or permit any Permitted Lessee to install a Spare Engine on an airframe owned by Owner or such Permitted Lessee, leased to Owner or such Permitted Lessee, or owned by Owner or such Permitted Lessee subject to a conditional sale or other security agreement under circumstances where neither clause (iii) or (iv) above is applicable; provided, however, that any such installation shall be deemed a Spare Engine Event of Loss with respect to such Spare Engine, and Owner shall comply with Section 2.04(a) of this Agreement in respect thereof;

(vi)            Transfer or permit any Permitted Lessee to transfer possession of any Spare Engine to the U.S. Government, in which event Owner shall promptly notify Mortgagee in writing of any such transfer of possession and, in the case of any transfer pursuant to CRAF, in such notification shall identify by name, address and telephone numbers the Contracting Office Representative or Representatives for the Military Airlift Command of the United States Air Force to whom notices must be given and to whom requests or claims must be made to the extent applicable under CRAF;

(vii)            Enter into a charter or Wet Lease or other similar arrangement with respect to any Spare Engine Aircraft on which any Spare Engine may be installed (which shall not be considered a transfer of possession hereunder); provided that the Owner’s obligations hereunder shall continue in full force and effect notwithstanding any such charter or Wet Lease or other similar arrangement;

(viii)            So long as no Event of Default shall have occurred and be continuing, and subject to the provisions of the immediately following paragraph, enter into a lease with respect to any Spare Engine to any Permitted Air Carrier that is not then subject to any bankruptcy, insolvency, liquidation, reorganization, dissolution or similar proceeding and shall not have substantially all of its property in the possession of any liquidator, trustee, receiver or similar person; provided that, in the case only of a lease to a Permitted Foreign Air Carrier, (A) the United States maintains diplomatic relations with the country of domicile of such Permitted Foreign Air Carrier (or, in the case of Taiwan, diplomatic relations at least as good as those in effect on the Closing Date) and (B) Owner shall have furnished Mortgagee a favorable opinion of counsel, reasonably satisfactory to Mortgagee, in the country of domicile of such Permitted Foreign Air Carrier, that (v) the terms of such lease are the legal, valid and binding obligations of the parties thereto enforceable under the laws of such jurisdiction, (w) it is not necessary for Mortgagee to register or qualify to do business in such jurisdiction, if not already so registered or qualified, as a result, in whole or in part, of the proposed lease, (x) Mortgagee’s Lien in respect of such Spare Engine will be recognized in such jurisdiction, (y) the Laws of such jurisdiction of domicile require fair compensation by the government of such jurisdiction, payable in a currency freely convertible into Dollars, for the loss of title to such Spare Engines in the event of the requisition by such government of such title (unless Owner shall provide insurance in the amounts required with respect to hull insurance under this Agreement covering the requisition of title to such Spare Engine by the government of such jurisdiction so long as such Spare Engine is subject to such lease) and (z) the agreement of such Permitted Air Carrier that its rights under the lease are subject and subordinate to all the terms of this Agreement is enforceable against such Permitted Air Carrier under applicable law;

provided that (1) the rights of any transferee who receives possession by reason of a transfer permitted by any of clauses (i) through (viii) of this Section 2.02(b) (other than by a transfer of a Spare Engine which is deemed a Spare Engine Event of Loss) shall be subject and subordinate to all the terms of this Agreement, (2) Owner shall remain primarily liable for the performance of all of the terms of this Agreement and all the terms and conditions of this Agreement and the other Operative Agreements shall remain in effect and (3) no lease or transfer of possession otherwise in compliance with this Section 2.02(b) shall permit any action not permitted to Owner hereunder.

In the case of any lease permitted under this Section 2.02(b), Owner will include in such lease appropriate provisions which (t) make such lease expressly subject and subordinate to all of the terms of this Agreement, including the rights of the Mortgagee to avoid such lease in the exercise of its rights to repossession of any Spare Engine hereunder; (u) require the Permitted Lessee to comply with the terms of Section 2.05 of this Agreement; and (v) require that any Spare Engine subject thereto be used in accordance with the limitations applicable to Owner’s possession and use provided in this Agreement. No lease permitted under this Section 2.02(b)

shall be entered into unless (w) Owner shall provide written notice to Mortgagee (such notice in the event of a lease to a U.S. Air Carrier to be given promptly after entering into any such lease or, in the case of a lease to any other Permitted Air Carrier, 10 days in advance of entering into such lease; provided that such prior written notice shall not be required under this clause (w) in connection with a lease entered into or in effect on or prior to the date such Spare Engine becomes subject to this Agreement); (x) Owner shall furnish to Mortgagee evidence reasonably satisfactory to Mortgagee that the insurance required by Section 2.05 remains in effect (subject to such exclusions and exceptions, as is standard for air carriers flying similar engines, on routes comparable to those flown by the applicable Spare Engine); (y) all necessary documents shall have been duly filed, registered or recorded in such public offices as may be required fully to preserve the first priority security interest and International Interest (subject to Permitted Liens) of Mortgagee in the Spare Engine subject to such lease; and (z) Owner shall reimburse Mortgagee for all of its reasonable out-of-pocket fees and expenses, including, without limitation, reasonable fees and disbursements of counsel, incurred by Mortgagee in connection with any such lease. Except as otherwise provided herein and without in any way relieving Owner from its primary obligation for the performance of its obligations under this Agreement, Owner may in its sole discretion permit a lessee to exercise any or all rights which Owner would be entitled to exercise under Sections 2.02 and 2.03, and may cause a lessee to perform any or all of Owner’s obligations under Article II, and the Mortgagee agrees to accept actual and full performance thereof by a lessee in lieu of performance by Owner.

(c)            Operation and Use. So long as a Spare Engine is subject to the Lien of this Agreement, the Owner shall not operate, use or locate such Spare Engine, or allow such Spare Engine to be operated, used or located, (i) in any area excluded from coverage by any insurance required by the terms of Section 2.05, except in the case of a requisition by the U.S. Government where the Owner obtains indemnity in lieu of such insurance from the U.S. Government, or insurance from the U.S. Government, against substantially the same risks and for at least the amounts of the insurance required by Section 2.05 covering such area, or (ii) in any recognized area of hostilities unless covered in accordance with Section 2.05 by war risk insurance, or in either case unless such Spare Engine is only temporarily operated, used or located in such area as a result of an emergency, equipment malfunction, navigational error, hijacking, weather condition or other similar unforeseen circumstance, so long as Owner (or a Permitted Lessee, as the case may be) diligently and in good faith proceeds to remove such Spare Engine from such area. So long as a Spare Engine is subject to the Lien of this Agreement, the Owner shall not permit such Spare Engine to be used, operated, maintained, serviced, repaired or overhauled (x) in violation of any Law binding on or applicable to such Spare Engine or (y) in violation of any airworthiness certificate license or registration of any Government Entity relating to such Spare Engine, except (i) immaterial or non-recurring violations with respect to which corrective measures are taken promptly by Owner or Permitted Lessee, as the case may be, upon discovery thereof, or (ii) to the extent the validity or application of any such Law or requirement relating to any such certificate, license or registration is being contested in good faith by Owner or Permitted Lessee in any reasonable manner which does not involve any material risk of the sale, forfeiture or loss of such Spare Engine, any material risk of criminal liability or material civil penalty against the Mortgagee or impair the Mortgagee’s security interest or International Interest in such Spare Engine.

(d)            Maintenance and Repair. So long as a Spare Engine is subject to the Lien of this Agreement, the Owner shall cause such Spare Engine to be maintained, serviced, repaired and overhauled in accordance with (i) maintenance standards required by or substantially equivalent to those required by the FAA, the EASA or the central aviation authority of Canada or Japan for such Spare Engine, so as to keep such Spare Engine in good operating condition, except during (x) periods of storage or (y) maintenance and modification permitted hereunder; and (ii) except during periods when a Permitted Lease with respect to such Spare Engine is in effect, the same standards as the Owner uses with respect to similar engines in its fleet operated by the Owner in similar circumstances and, during any period in which a Permitted Lease with respect to such Spare Engine is in effect, the same standards used by the Permitted Lessee with respect to similar engines in its fleet and operated by the Permitted Lessee in similar circumstances (it being understood that this clause (ii) shall not limit the Owner’s obligations under the preceding clause (i)). The Owner further agrees that each Spare Engine will be maintained, used, serviced, repaired, overhauled or inspected in compliance with applicable Laws with respect to the maintenance of such Spare Engine and in compliance with each applicable airworthiness certificate license and registration relating to such Spare Engine issued by the Aviation Authority, other than minor or nonrecurring violations with respect to which corrective measures are taken upon discovery thereof and except to the extent the Owner or Permitted Lessee is contesting in good faith the validity or application of any such Law or requirement relating to any such certificate, license or registration in any reasonable manner which does not create a material risk of sale, loss or forfeiture of such Spare Engine or the interest of the Mortgagee therein, or any material risk of criminal liability or material civil penalty against the Mortgagee. The Owner shall maintain or cause to be maintained the Spare Engine Documents in the English language.

(e)            Certain Filings. Unless this Agreement has been discharged, Owner shall also cause this Agreement to be duly recorded and at all times maintained of record as first priority perfected mortgage (subject to Permitted Liens) on each Spare Engine (except to the extent such perfection or priority cannot be maintained solely as a result of the failure by Mortgagee to execute and deliver any necessary documents). Unless the Lien of this Agreement has been discharged, Owner shall cause the International Interest granted under this Agreement in favor of the Mortgagee in each Spare Engine to be registered on the International Registry as an International Interest on such Spare Engine, subject to the Mortgagee providing its consent to the International Registry with respect thereto.

(f)            Markings. If permitted by applicable Law, on or reasonably promptly after the Applicable Date with respect to a Spare Engine, Owner will cause to be affixed to each Spare Engine, in a clearly visible location, a placard of a reasonable size and shape bearing the legend: “Subject to a security interest in favor of Wilmington Trust, National Association, not in its individual capacity but solely as Mortgagee.” Such placards may be removed temporarily, if necessary, in the course of maintenance of the Spare Engines. If any such placard is damaged or becomes illegible, Owner shall promptly replace it with a placard complying with the requirements of this Section.

SECTION 2.03.      Replacement and Pooling of Parts, Alterations, Modifications and Additions; Substitution Rights.

(a)            Replacement of Parts. Except as otherwise provided herein, so long as a Spare Engine is subject to the Lien of this Agreement, the Owner, at its own cost and expense, will, or will cause a Permitted Lessee to, at its own cost and expense, promptly replace (or cause to be replaced) all Parts which may from time to time be incorporated or installed in or attached to such Spare Engine and which may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever. In addition, the Owner may, at its own cost and expense, or may permit a Permitted Lessee at its own cost and expense to, remove (or cause to be removed) in the ordinary course of maintenance, service, repair, overhaul or testing any Parts, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use; provided, however, that the Owner, except as otherwise provided herein, at its own cost and expense, will, or will cause a Permitted Lessee at its own cost and expense to, replace such Parts as promptly as practicable. All replacement parts shall be free and clear of all Liens, except for Permitted Liens and pooling arrangements to the extent permitted by Section 2.03(c) below (and except in the case of replacement property temporarily installed on an emergency basis) and shall be in as good an operating condition and have a value and utility not less than the value and utility of the Parts replaced (assuming such replaced Parts were in the condition required hereunder).

(b)            Parts. Except as otherwise provided herein, any Part at any time removed from a Spare Engine shall remain subject to the Lien of this Agreement, no matter where located, until such time as such Part shall be replaced by a part that has been incorporated or installed in or attached to such Spare Engine and that meets the requirements for replacement parts specified above. Immediately upon any replacement part becoming incorporated or installed in or attached to such Spare Engine as provided in Section 2.03(a), without further act, (i) the replaced Part shall thereupon be free and clear of all rights of the Mortgagee and shall no longer be deemed a Part hereunder, and (ii) such replacement part shall become a Part subject to this Agreement and be deemed part of such Spare Engine for all purposes hereof to the same extent as the Parts originally incorporated or installed in or attached to such Spare Engine.

(c)            Pooling of Parts. Any Part removed from a Spare Engine may be subjected by the Owner or a Permitted Lessee to a normal pooling arrangement customary in the airline industry and entered into in the ordinary course of business of the Owner or Permitted Lessee, provided that the part replacing such removed Part shall be incorporated or installed in or attached to such Spare Engine in accordance with Sections 2.03(a) and 2.03(b) as promptly as practicable after the removal of such removed Part. In addition, any replacement part when incorporated or installed in or attached to a Spare Engine may be owned by any third party, subject to a normal pooling arrangement, so long as the Owner or a Permitted Lessee, at its own cost and expense, as promptly thereafter as reasonably possible, either (i) causes such replacement Part to become subject to the Lien of this Agreement, free and clear of all Liens except Permitted Liens, at which time such replacement part shall become a Part or (ii) replaces (or causes to be replaced) such replacement Part by incorporating or installing in or attaching to such Spare Engine a further replacement part owned by the Owner free and clear of all Liens except Permitted Liens and which shall become subject to the Lien of this Agreement in accordance with Section 2.03(b).

(d)            Alterations, Modifications and Additions. The Owner shall, or shall cause a Permitted Lessee to, make (or cause to be made) any Mandatory Modification in respect of any Spare Engine; provided, however, that the Owner or a Permitted Lessee may, in good faith and by appropriate procedure, contest the validity or application of any law, rule, regulation or order in any reasonable manner which does not materially adversely affect Mortgagee’s interest in such Spare Engine, does not impair the Mortgagee’s security interest or International Interest in such Spare Engine and does not involve any material risk of sale, forfeiture or loss of such Spare Engine or the interest of Mortgagee therein, or any material risk of material civil penalty or any material risk of criminal liability being imposed on the Mortgagee or the holder of any Equipment Note. In addition, the Owner, at its own expense, may, or may permit a Permitted Lessee at its own cost and expense to, from time to time make or cause to be made an Optional Modification to any Spare Engine; provided, however, that no such Optional Modification shall materially diminish the fair market value, utility, or useful life of such Spare Engine below its fair market value, utility or useful life immediately prior to such Optional Modification (assuming such Spare Engine was in the condition required by this Agreement immediately prior to such Optional Modification). All Parts incorporated or installed in or attached to any Spare Engine as the result of any alteration, modification or addition effected by the Owner shall be free and clear of any Liens except Permitted Liens and become subject to the Lien of this Agreement; provided that the Owner or any Permitted Lessee may, at any time so long as any Spare Engine is subject to the Lien of this Agreement, remove any such Part (such Part being referred to herein as a “Removable Spare Engine Part”) from such Spare Engine if (i) such Part is in addition to, and not in replacement of or in substitution for, any Part originally incorporated or installed in or attached to such Spare Engine at the time of original delivery thereof by the Manufacturer or any Part in replacement of, or in substitution for, any such original Part, (ii) such Part is not required to be incorporated or installed in or attached or added to such Spare Engine pursuant to the terms of Section 2.02(d) or the first sentence of this Section 2.03(d) and (iii) such Part can be removed from such Spare Engine without materially diminishing the fair market value, utility or remaining useful life which such Spare Engine would have had at the time of removal had such removal not been effected by the Owner, assuming such Spare Engine was otherwise maintained in the condition required by this Agreement and such Removable Spare Engine Part had not been incorporated or installed in or attached to such Spare Engine. Upon the removal by the Owner of any such Part as above provided in this Section 2.03(d), title thereto shall, without further act, be free and clear of all rights of the Mortgagee and such Part shall no longer be deemed a Part hereunder. Removable Spare Engine Parts may be leased from or financed by third parties other than Mortgagee.

(e)            Substitution of Spare Engines. Owner shall have the right at its option at any time, on at least five Business Days’ prior written notice to the Mortgagee, to substitute one or more Substitute Spare Engines, free and clear of all Liens (other than Permitted Liens), for one or more Spare Engines, in each case, so long as:

(i) no Event of Default shall have occurred and be continuing at the time of substitution;

(ii) each Substitute Spare Engine may be the same or a different model and manufactured by the same or a different manufacturer than the Spare Engine(s) being replaced by such Substitute Spare Engine; provided that such Substitute Spare Engine may not be a model that has been fully retired or has been announced for such retirement by the Owner and shall not be of a type that is associated exclusively with one or more aircraft models that would not satisfy the type certification condition in Section 4.2(c) of the Collateral Maintenance Annex;

(iii) such Substitute Spare Engine shall have an Appraised Value (or such Substitute Spare Engines collectively shall have an Aggregate Appraised Value) that is at least equal to 110% of the Appraised Value of the Spare Engine (or the Aggregate Appraised Value of the Spare Engines) being replaced; and

(iv) no failure to comply with a Composition Test shall have occurred and be continuing at the time of substitution (unless such substitution would improve compliance, or otherwise not worsen any noncompliance, with such Composition Test).

Prior to or at the time of any substitution under this Section 2.03(e), the Owner shall cause the Substitute Spare Engine(s) to be subject to the Lien of this Agreement free and clear of Liens (other than Permitted Liens), and, in connection therewith, satisfy the conditions set forth in Section 4.3 of the Collateral Maintenance Annex, in addition to the other conditions contained in this Section 2.03(e).

For all purposes hereof, upon the attachment of the Lien of this Agreement thereto, a Substitute Spare Engine shall become part of the Spare Engines Collateral and shall be deemed a “Spare Engine” as defined herein. Upon compliance with the conditions set forth in this Section 2.03(e) above, the Mortgagee shall execute and deliver to Owner an appropriate instrument releasing the replaced Spare Engine(s) and all proceeds (including, without limitation, requisition proceeds and insurance proceeds, if any) with respect to the replaced Spare Engine(s), and all rights relating to the foregoing, from the Lien of this Agreement, and will take such actions as may be required to be taken by the Mortgagee to discharge any International Interest of the Mortgagee registered with the International Registry in relation to such replaced Spare Engine(s).

SECTION 2.04.      Loss, Destruction or Requisition

(a)            Spare Engine Event of Loss. Upon the occurrence of a Spare Engine Event of Loss, Owner shall promptly (and in any event within 15 days after such occurrence) give the Mortgagee written notice of such Spare Engine Event of Loss. The Owner shall, within 45 days after such occurrence, give the Mortgagee written notice of Owner’s election to either replace such Spare Engine as provided under Section 2.04(a)(i) or to make payment or deposit in respect of such Spare Engine Event of Loss as provided under Section 2.04(a)(ii) (it being agreed that if Owner shall not have given the Mortgagee such notice of such election within the above specified time period, the Owner shall be deemed to have elected to make payment or deposit in respect of such Spare Engine Event of Loss as provided under 2.04(a)(ii)):

(i)            if Owner elects to replace such Spare Engine, Owner shall, subject to the satisfaction of the conditions contained in Section 2.04(c), as promptly as possible and in any event within 90 days after the occurrence of such Spare Engine Event of Loss, cause to be subjected to the Lien of this Agreement, in replacement of such Spare Engine with respect to which the Spare Engine Event of Loss occurred, a Replacement Spare Engine, such Replacement Spare Engine to be free and clear of all Liens except Permitted Liens and to have a value and utility (without regard to hours or cycles) at least equal to the replaced Spare Engine (assuming that such replaced Spare Engine had been maintained in accordance with this Agreement); provided that if the Owner shall not perform its obligation to effect such replacement under this clause (i) during the 90-day period of time provided herein, it shall pay or deposit the amounts required to be paid or deposited pursuant to and within the time frame specified in clause (ii) below; or

(ii)            if Owner elects to make a payment or a deposit in respect of such Spare Engine Event of Loss of such Spare Engine, Owner shall either, at its election, (x) make a payment to the Mortgagee for purposes of redeeming Equipment Notes in accordance with Section 2.10 of the Trust Indenture or (y) if the Loss Proceeds Balance is less than $50,000,000, deposit cash or Cash Equivalents in an Eligible Account as Cash Collateral constituting Loss Proceeds with respect to Spare Engines Collateral, in each case, in an aggregate principal amount equal to the Allocable Amount of such replaced Spare Engine on a date on or before the Business Day next following the earlier of (A) the 90th day following the date of the occurrence of such Spare Engine Event of Loss, and (B) the fourth Business Day following the receipt of insurance proceeds with respect to such Spare Engine Event of Loss (but in any event not earlier than the date of Owner’s election under Section 2.04(a) to make payment or deposit under this Section 2.04(a)(ii)); and upon such payment or deposit, the Mortgagee shall, at the cost and expense of the Owner, release from the Lien of this Agreement such Spare Engine, by executing and delivering to the Owner all documents and instruments as the Owner may reasonably request to evidence such release.

(b)            Effect of Replacement. Should the Owner have provided a Replacement Spare Engine as provided for in Section 2.04(a)(i), (i) the Lien of this Agreement shall continue with respect to such Replacement Spare Engine as though no Spare Engine Event of Loss had occurred; (ii) the Mortgagee shall, at the cost and expense of the Owner, release from the Lien of this Agreement the replaced Spare Engine by executing and delivering to the Owner such documents and instruments as the Owner may reasonably request to evidence such release; and (iii) in the case of a replacement upon a Spare Engine Event of Loss, the Mortgagee shall assign to the Owner all claims the Mortgagee may have against any other Person arising from the Spare Engine Event of Loss and the Owner shall receive all insurance proceeds (other than those reserved to others under Section 2.05(b)) and proceeds from any award in respect of condemnation, confiscation, seizure or requisition, including any investment interest thereon, to the extent not previously applied to the purchase price of the Replacement Spare Engine, as provided in Section 2.04(d).

(c)            Conditions to Spare Engine Replacement. The Owner’s right to substitute a Replacement Spare Engine, as provided in Section 2.04(a)(i), shall be subject to the fulfillment, at the Owner’s sole cost and expense, in addition to the conditions contained in such Section 2.04(a)(i) of the following conditions precedent:

(i)            on the date when the Replacement Spare Engine is subjected to the Lien of this Agreement, the Owner shall have satisfied the conditions set forth in Section 4.3 of the Collateral Maintenance Annex with respect to such Replacement Spare Engine.

(ii)            any Replacement Spare Engine shall be of the same model as the Spare Engine that it replaces, or a comparable or improved model, manufactured by the Manufacturer of the Spare Engine being replaced or another manufacturer, and such Replacement Spare Engine shall have a value and utility (without regard to hours or cycles) at least equal to, and be in as good operating condition and repair as, the Spare Engine replaced (assuming such Spare Engine had been maintained in accordance with this Agreement);

(iii)            on the date when the Replacement Spare Engine is subjected to the Lien of this Agreement, the Owner shall cause the Replacement Spare Engine to be subject to the Lien of this Agreement free and clear of Liens (other than Permitted Liens);

(iv)            the Owner shall have furnished to the Mortgagee a certificate of a qualified aircraft engineer (who may be an employee of Owner) certifying that the Replacement Spare Engine has a value and utility (without regard to hours and cycles) at least equal to the Spare Engine so replaced (assuming that such Spare Engine had been maintained in accordance with this Agreement), and such certificate shall be deemed to satisfy any Appraisal requirement in connection with such Replacement Spare Engine so becoming Collateral in connection with such substitution; provided, that, until an Appraisal is obtained for such Replacement Spare Engines, it shall be deemed to have the same Appraised Value as the Spare Engine replaced thereby).

(d)            Non-Insurance Payments Received on Account of a Spare Engine Event of Loss. Any amounts, other than insurance proceeds in respect of damage or loss not constituting a Spare Engine Event of Loss (the application of which is provided for in Annex A), received at any time by Mortgagee or Owner from any Government Entity or any other Person in respect of any Spare Engine Event of Loss will be applied as follows:

(i)            Upon compliance by Owner with the applicable terms of Section 2.04(c) with respect to the Spare Engine Event of Loss for which such amounts are received, such amounts shall be paid over to, or retained by, Owner;

(ii)            If such amounts are received, in whole or in part, with respect to a Spare Engine, and Owner makes, has made or is deemed to have made the election set forth in Section 2.04(a)(ii) such amounts shall be applied as follows:

first, if the sum described in Section 2.04(a)(ii) has not then been paid or deposited in full by Owner, such amounts shall be delivered to Mortgagee to the extent necessary to pay, or deposit, in full such sum; and

 second, the remainder, if any, shall be paid to Owner.

(e)            Requisition for Use. In the event of a requisition for use by any Government Entity or a CRAF activation of a Spare Engine (whether or not installed on a Spare Engine Aircraft), the Owner shall promptly notify the Mortgagee of such requisition and all of the Owner’s obligations under this Agreement shall continue to the same extent as if such requisition had not occurred except to the extent that the performance or observance of any obligation by the Owner shall have been prevented or delayed by such requisition; provided that the Owner’s obligations under this Section 2.04 with respect to the occurrence of a Spare Engine Event of Loss for the payment of money and under Section 2.05 (except while an assumption of liability by the U.S. Government of the scope referred to in Section 2.02(c) is in effect) shall not be reduced or delayed by such requisition. Any payments received by the Mortgagee or the Owner or Permitted Lessee from such Government Entity with respect to such requisition of use shall be paid over to, or retained by, the Owner.

(f)            Certain Payments to be Held As Security. Any amount referred to in this Section 2.04 or Section 2.05 which is payable or creditable to, or retainable by, the Owner shall not be paid or credited to, or retained by the Owner if at the time of such payment, credit or retention a Special Default or an Event of Default shall have occurred and be continuing, but shall be paid to and held by the Mortgagee as security for the obligations of the Owner under the Trust Indenture and the Operative Agreements, and at such time as there shall not be continuing any such Special Default or Event of Default such amount and any gain realized as a result of investments required to be made pursuant to Section 6.06 of the Trust Indenture shall to the extent not theretofore applied as provided herein, be paid over to the Owner.

SECTION 2.05.      Insurance.

(a)            Owner’s Obligation to Insure. The Owner shall comply with, or cause to be complied with, each of the provisions of Annex A, which provisions are hereby incorporated by this reference as if set forth in full herein.

(b)            Insurance for Own Account. Nothing in this Section 2.05 shall limit or prohibit (a) Owner from maintaining the policies of insurance required under Annex A with higher limits than those specified in Annex A, or (b) Mortgagee or any Additional Insured from obtaining insurance for its own account (and any proceeds payable under such separate insurance shall be payable as provided in the policy relating thereto); provided, however, that no insurance may be obtained or maintained that would limit or otherwise adversely affect the coverage of any insurance required to be obtained or maintained by Owner pursuant to this Section 2.05 and Annex A.

(c)            Indemnification by Government in Lieu of Insurance. Mortgagee agrees to accept, in lieu of insurance against any risk with respect to any Spare Engine Aircraft or Spare Engine described in Annex A, indemnification from, or insurance provided by, the U.S. Government, or upon the written consent of Mortgagee, other Government Entity, against such risk in an amount that, when added to the amount of insurance (including permitted self-insurance), if any, against such risk that Owner (or any Permitted Lessee) may continue to maintain, in accordance with this Section 2.05, shall be at least equal to the amount of insurance against such risk otherwise required by this Section 2.05; provided that the provisions of Section D of Annex A shall not apply to an indemnity or insurance provided by the U.S. Government in lieu of insurance required by Section C of Annex A, except to the extent the U.S. Government makes such provisions generally available to covered airlines.

(d)            Application of Insurance Proceeds. As between Owner and Mortgagee, all insurance proceeds received as a result of the occurrence of a Spare Engine Event of Loss with respect to any Spare Engine under policies required to be maintained by Owner pursuant to this Section 2.05 will be applied in accordance with Section 2.04(d). All proceeds of insurance required to be maintained by Owner, in accordance with Section 2.05 and Section B of Annex A, in respect of any property damage or loss not constituting a Spare Engine Event of Loss with respect to any Spare Engine will be applied in payment (or to reimburse Owner) for repairs or for replacement property, and any balance remaining after such repairs or replacement with respect to such damage or loss shall be paid over to, or retained by, Owner.

Article III

THE MORTGAGEE

For all purposes under this Agreement, the appointment, removal and resignation of the Mortgagee, as well as certain obligations, duties, rights and protections of the Mortgagee, shall be set forth in, and be subject to the terms and conditions of, the Trust Indenture.

Article IV

MISCELLANEOUS

SECTION 4.01.      Termination of Spare Engines Security Agreement.

Upon (or at any time after) payment in full of the Original Amount of, Make-Whole Amount, if any, and interest on and all other amounts due under all Equipment Notes and provided that there shall then be no other Secured Obligations due to the Indenture Indemnitees, the Note Holders and the Mortgagee hereunder or under the Trust Indenture, the Note Purchase Agreement or any other Operative Agreement, the Owner shall direct the Mortgagee to execute and deliver to or as directed in writing by the Owner an appropriate instrument releasing the Spare Engines and all other Spare Engines Collateral from the Lien of this Agreement and the Mortgagee shall execute and deliver such instrument as aforesaid; provided, that this Agreement and the Lien created hereby shall earlier terminate and this Agreement shall be of no further force or effect upon any sale or other final disposition by the Mortgagee of all property constituting part of the Spare Engines Collateral and the final distribution by the Mortgagee of all monies or other property or proceeds constituting part of the Spare Engines Collateral in accordance with the terms hereof. Except as aforesaid otherwise provided, this Agreement and the trusts created hereby shall continue in full force and effect in accordance with the terms hereof.

SECTION 4.02.      No Legal Title to Spare Engines Collateral in Note Holders.

No holder of an Equipment Note shall have legal title to any part of the Spare Engines Collateral. No transfer, by operation of law or otherwise, of any Equipment Note or other right, title and interest of any Note Holder in and to the Spare Engines Collateral or hereunder shall operate to terminate this Agreement or entitle such holder or any successor or transferee of such holder to an accounting or to the transfer to it of any legal title to any part of the Spare Engines Collateral.

SECTION 4.03.      Sale of Spare Engines Collateral by Mortgagee Is Binding.

Any sale or other conveyance of the Spare Engines Collateral, or any part thereof (including any part thereof or interest therein), by the Mortgagee made pursuant to the terms of this Agreement and the Trust Indenture shall bind the Note Holders and shall be effective to transfer or convey all right, title and interest of the Mortgagee, the Owner and such holders in and to such Spare Engines Collateral or part thereof. No purchaser or other grantee shall be required to inquire as to the authorization, necessity, expediency or regularity of such sale or conveyance or as to the application of any sale or other proceeds with respect thereto by the Mortgagee.

SECTION 4.04.      Benefit of the Owner, Mortgagee, Note Holders and the other Indenture Indemnitees.

Nothing in this Agreement or any other Security Agreement, whether express or implied, shall be construed to give any person other than the Owner, the Mortgagee, the Note Holders and the other Indenture Indemnitees, any legal or equitable right, remedy or claim under or in respect of this Agreement or any other Security Agreement.

SECTION 4.05.      Notices.

Unless otherwise expressly specified or permitted by the terms hereof, all notices, requests, demands, authorizations, directions, consents, waivers or documents provided or permitted by this Agreement to be made, given, furnished or filed shall be in writing, personally delivered, mailed by certified mail, postage prepaid, or sent by facsimile or by email, and (i) if to the Owner, addressed to it at 233 S. Wacker Drive, Chicago, Illinois 60606, Attention: Treasurer, facsimile number (872) 825-0316, Email: pam.hendry@united.com, (ii) if to Mortgagee, addressed to it at its office at 1100 North Market Street, Wilmington, Delaware 19890, Attention: Corporate Trust Administration, facsimile number (302) 636-4140, Email: cmay@wilmingtontrust.com, or (iii) if to any Note Holder or any Indenture Indemnitee, addressed to such party at such address as such party shall have furnished by notice to the Owner and the Mortgagee, or, until an address is so furnished, addressed to the address of such party (if any) set forth on Schedule 1 to the Note Purchase Agreement or in the Equipment Note Register. Whenever any notice in writing is required to be given by the Owner, the Mortgagee or any Note Holder to any of the other of them, such notice shall be deemed given and such requirement satisfied when such notice is received, or if such notice is mailed by certified mail, postage prepaid, three Business Days after being mailed, addressed as provided above. Any party hereto may change the address to which notices to such party will be sent by giving notice of such change to the other parties to this Agreement.

SECTION 4.06.      Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 4.07.      No Oral Modification or Continuing Waivers.

No term or provision of this Agreement or the Equipment Notes may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the Owner and the Mortgagee. Any waiver of the terms hereof or of any Equipment Note shall be effective only in the specific instance and for the specific purpose given.

SECTION 4.08.      Successors and Assigns.

All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, each of the parties hereto and the permitted successors and assigns of each, all as herein provided. Any request, notice, direction, consent, waiver or other instrument or action by any Note Holder shall bind the successors and assigns of such holder. Each Note Holder by its acceptance of an Equipment Note agrees to be bound by this Agreement and all provisions of the Operative Agreements applicable to a Note Holder.

SECTION 4.09.      Headings.

The headings of the various Articles and sections herein and in the table of contents hereto are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

SECTION 4.10.      Normal Commercial Relations.

Anything contained in this Agreement to the contrary notwithstanding, Mortgagee may conduct any banking or other financial transactions, and have banking or other commercial relationships, with the Owner, fully to the same extent as if this Agreement were not in effect, including without limitation the making of loans or other extensions of credit to the Owner for any purpose whatsoever, whether related to any of the transactions contemplated hereby or otherwise.

SECTION 4.11.      Governing Law; Counterpart Form.

THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

THIS AGREEMENT IS BEING DELIVERED IN THE STATE OF NEW YORK. This Agreement may be executed by the parties hereto in separate counterparts (or upon separate signature pages bound together into one or more counterparts), each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 4.12.      Bankruptcy.

It is the intention of the parties that the Mortgagee shall be entitled to the benefits of Section 1110 with respect to the right to take possession of the Spare Engines and to enforce any of its other rights or remedies as provided herein in the event of a case under Chapter 11 of the Bankruptcy Code in which the Owner is a debtor, and in any instance where more than one construction is possible of the terms and conditions hereof or any other pertinent Operative Agreement, each such party agrees that a construction which would preserve such benefits shall control over any construction which would not preserve such benefits.

SECTION 4.13.      Subject to Trust Indenture.

Notwithstanding anything herein to the contrary, (i) the Liens granted to the Mortgagee pursuant to this Agreement are expressly subject to the terms and conditions of the Trust Indenture and (ii) the exercise of any right or remedy by the Mortgagee hereunder is subject to the terms and conditions of the Trust Indenture. In the event of any conflict between the terms of the Trust Indenture and terms of this Agreement, the terms of the Trust Indenture shall govern and control.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereof duly authorized as of the day and year first above written.

UNITED AIRLINES,INC.

By:	/s/ Pamela S. Hendry
	Name:	Pamela S. Hendry
	Title:	Vice President and Treasurer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Mortgagee

By:	/s/ Chad May
	Name:	Chad May
	Title:	Vice President

ANNEX A
TO
SPARE ENGINES SECURITY AGREEMENT

ANNEX A

INSURANCE

Capitalized terms used but not defined herein shall have the respective meanings set forth or incorporated by reference in Annex A to the Trust Indenture.

A.            Liability Insurance

1.            Except as provided in Section A.2 below, the Owner (or Permitted Lessee) will carry or cause to be carried at all times, at no expense to the Mortgagee, commercial airline legal liability insurance with respect to each Spare Engine (including, as applicable, in respect of an applicable Spare Engine Aircraft on which a Spare Engine is then installed), which is (i) in an amount not less than the greater of (x) the amount of commercial airline legal liability insurance from time to time applicable to engines owned or leased and operated by the Owner (or Permitted Lessee) of the same type and operating on similar routes as such engine and (y) the applicable Minimum Liability Insurance Amount per occurrence; (ii) of the type and covering the same risks as from time to time applicable to engines operated by the Owner (or Permitted Lessee) of the same type as such Spare Engine; and (iii) maintained in effect with Approved Insurers).

2.            During any period that a Spare Engine is on the ground and not in operation, the Owner (or Permitted Lessee) may carry or cause to be carried as to such Spare Engine, in lieu of the insurance required by Section A.1 above, insurance otherwise conforming with the provisions of said Section A.1 except that (i) the amounts of coverage shall not be required to exceed the amounts of public liability and property damage insurance from time to time applicable to engines owned or leased and operated by the Owner (or Permitted Lessee) of the same type as such Spare Engine, in any such case which is on the ground and not in operation and (ii) the scope of the risks covered and the type of insurance shall be the same as from time to time shall be applicable to engines owned or leased and operated by the Owner (or Permitted Lessee) of the same type as such Spare Engine, in any such case which are on the ground and not in operation.

B.            Hull Insurance

1.            Except as provided in Section B.2 below, the Owner (or Permitted Lessee) will carry or cause to be carried at all times, at no expense to Mortgagee, with Approved Insurers “all-risk” ground and flight aircraft hull insurance covering each Spare Engine (including any Spare Engine when it is installed or any airframe) which is of the type as from time to time applicable to engines owned by the Owner (or Permitted Lessee) of the same type as such Spare Engine for an amount denominated in United States Dollars not less than the Minimum Insurance Amount with respect to such Spare Engine.

Any policies of insurance carried in accordance with this Section B.1 or Section C covering the Spare Engines and any policies taken out in substitution or replacement for any such policies (i) shall name Mortgagee as exclusive loss payee for any proceeds to be paid under

Annex A - 1

such policies up to an amount equal to the applicable Minimum Insurance Amount and (ii) shall provide that (A) in the event of a loss with respect to any Spare Engine involving proceeds in excess of the Threshold Amount, the proceeds in respect of such loss up to an amount equal to the applicable Minimum Insurance Amount shall be payable to the Mortgagee, except in the case of a loss with respect to a Spare Engine installed on an airframe other than an Airframe, in which case the Owner (or any Permitted Lessee) shall endeavor to arrange for any payment of insurance proceeds in respect of such loss to be held for the account of the Mortgagee whether such payment is made to the Owner (or any Permitted Lessee) or any third party, it being understood and agreed that in the case of any payment to Mortgagee otherwise than in respect of an Event of Loss, the Mortgagee shall, upon receipt of evidence satisfactory to it that the damage giving rise to such payment shall have been repaired or that such payment shall then be required to pay for repairs then being made, pay the amount of such payment to the Owner or its order, and (B) the entire amount of any loss involving proceeds of the Threshold Amount or less and the amount of any proceeds of any loss in excess of the applicable Minimum Insurance Amount shall be paid to the Owner or its order unless an Event of Default shall have occurred and be continuing and the insurers have been notified thereof by the Mortgagee.

2.            During any period that a Spare Engine is on the ground and not in operation, the Owner (or Permitted Lessee) may carry or cause to be carried, in lieu of the insurance required by Section B.1 above, insurance otherwise conforming with the provisions of said Section B.1 except that the scope of the risks and the type of insurance shall be the same as from time to time applicable to engines owned by the Owner (or Permitted Lessee) of the same type as such Spare Engine similarly on the ground and not in operation, provided that the Owner (or Permitted Lessee) shall maintain insurance against risk of loss or damage to such Spare Engine for an amount denominated in United States Dollars not less than the Minimum Insurance Amount with respect to such Spare Engine.

C.            War-Risk, Hijacking and Allied Perils Insurance

If the Owner (or any Permitted Lessee) shall at any time operate or propose to operate any Spare Engine Aircraft on which any Spare Engine is installed (i) in any area of recognized hostilities or (ii) on international routes and war-risk, hijacking or allied perils insurance is maintained by the Owner (or any Permitted Lessee) with respect to other aircraft owned or operated by the Owner (or, any Permitted Lessee) on such routes or in such areas, the Owner (or such Permitted Lessee) shall maintain or cause to be maintained war-risk, hijacking and related perils insurance of substantially the same type carried by major United States commercial air carriers operating the same or comparable models of aircraft on similar routes or in such areas and in no event in an amount less than, in the case of any Spare Engine installed on such Spare Engine Aircraft, the Minimum Insurance Amount for such Spare Engine.

D.            General Provisions

Any policies of insurance carried in accordance with Sections A, B and C, including any policies taken out in substitution or replacement for such policies:

Annex A - 2

(i)            in the case of Section A, shall name each Additional Insured as an additional insured, as its interests may appear;

(ii)            shall apply worldwide and have no territorial restrictions or limitations (except only in the case of war, hijacking and related perils insurance required under Section C, which shall apply to the fullest extent available in the international insurance market);

(iii)            shall provide that, in respect of the coverage of the Additional Insureds in such policies, the insurance shall not be invalidated or impaired by any act or omission (including misrepresentation and nondisclosure) by the Owner (or any Permitted Lessee) or any other Person (including, without limitation, use for illegal purposes of any Spare Engine) and shall insure the Additional Insureds regardless of any breach or violation of any representation, warranty, declaration, term or condition contained in such policies by the Owner (or any Permitted Lessee);

(iv)            shall provide that, if the insurers cancel such insurance for any reason whatsoever, or if the same is allowed to lapse for nonpayment of premium, or if any material change is made in the insurance which adversely affects the interest of any of the Additional Insureds, such cancellation, lapse or change shall not be effective as to the Additional Insureds for thirty (30) days (seven (7) days in the case of war risk, hijacking and allied perils insurance and ten (10) days in the case of nonpayment of premium) after receipt by the Additional Insureds of written notice by such insurers of such cancellation, lapse or change, provided that if any notice period specified above is not reasonably obtainable, such policies shall provide for as long a period of prior notice as shall then be reasonably obtainable;

(v)            shall waive any rights of setoff (including for unpaid premiums), recoupment, counterclaim or other deduction, whether by attachment or otherwise, against each Additional Insured;

(vi)            shall waive any right of subrogation against any Additional Insured;

(vii)            in the case of Section A, shall be primary without right of contribution from any other insurance that may be available to any Additional Insured;

(viii)            in the case of Section A, shall provide that all of the liability insurance provisions thereof, except the limits of liability, shall operate in all respects as if a separate policy had been issued covering each party insured thereunder;

(ix)            shall provide that none of the Additional Insureds shall be liable for any insurance premium; and

(x)            with respect to Section B and C, shall contain a 50/50% Clause per Lloyd’s Aviation Underwriters’ Association Standard Policy Form AVS 103 or US market equivalent.

Annex A - 3

E.            Reports and Certificates; Other Information

On or prior to the Applicable Date with respect to each Spare Engine, and on or prior to each renewal date of the insurance policies required hereunder, the Owner (or Permitted Lessee) will furnish or cause to be furnished to Mortgagee insurance certificates describing in reasonable detail the insurance maintained by the Owner (or Permitted Lessee) hereunder and a report, signed by the Owner’s (or Permitted Lessee’s) regularly retained independent insurance broker (the “Insurance Broker”), stating the opinion of such Insurance Broker that such insurance (a) is in full force and effect on such Spare Engine and (b) complies with the terms of this Annex A, except that such opinion shall not be required with respect to war risk insurance or indemnity provided by the U.S. Government. To the extent such agreement is reasonably obtainable the Owner (or Permitted Lessee) will also cause the Insurance Broker to agree to advise Mortgagee in writing of any default in the payment of any premium and of any other act or omission on the part of the Owner (or Permitted Lessee) of which it has knowledge and which might invalidate or render unenforceable, in whole or in part, any insurance on the Spare Engines required hereunder or cause the cancellation or termination of such insurance, and to advise Mortgagee in writing at least thirty (30) days (seven (7) days in the case of war-risk and allied perils coverage and ten (10) days in the case of nonpayment of premium, or such shorter period as may be available in the international insurance market, as the case may be) prior to the cancellation, lapse or material adverse change of any insurance maintained pursuant to this Annex A.

F.            Right to Pay Premiums

The Additional Insureds shall have the rights but not the obligations of an additional named insured with respect to paying premiums. None of Mortgagee and the other Additional Insured shall have any obligation to pay any premium, commission, assessment or call due on any such insurance (including reinsurance). Notwithstanding the foregoing, in the event of cancellation of any insurance due to the nonpayment of premiums, Mortgagee shall have the option, in its sole discretion, to pay any such premium in respect of any Spare Engine that is due in respect of the coverage pursuant to this Agreement and to maintain such coverage, as the Mortgagee may require, until the scheduled expiry date of such insurance and, in such event, the Owner shall, upon demand, reimburse the Mortgagee for amounts so paid by them.

G.            Deductibles; Self-insurance

The Owner (or Permitted Lessee) may self-insure by way of deductible, premium adjustment or franchise provisions or otherwise (including, with respect to insurance maintained pursuant to Section B, insuring for a maximum amount which is less than the applicable Minimum Insurance Amount) in the insurance covering the risks required to be insured against pursuant to Section 2.05 of the Agreement and this Annex A under a program applicable to all aircraft (including engines) in the Owner’s (or Permitted Lessee’s) fleet, but in no case shall the aggregate amount of self-insurance in regard to Section 2.05 of the Agreement and this Annex A exceed during any policy year, with respect to all of the aircraft (including engines) in the Owner’s (or Permitted Lessee’s) fleet (including, without limitation, the Spare Engines), the lesser of (a) 100% of the largest replacement value of any single aircraft (including engines) in the Owner’s fleet and (b) 1-1/2% of the average aggregate insurable value (during the preceding

Annex A - 4

policy year) of all aircraft, airframes and engines (including, without limitation, the Spare Engines) (including, without limitation, the Spare Engines) on which the Owner carries insurance, unless an insurance broker of national standing shall certify that the standard among all other major U.S. airlines is a higher level of self-insurance, in which case the Owner may self-insure to such higher level. In addition, the Owner (and any Permitted Lessee) may self-insure to the extent of any applicable deductible per aircraft, airframe or engine that does not exceed industry standards for major U.S. airlines.

H.            Salvage Rights; Other. All salvage rights to each Spare Engine shall remain with Owner’s insurers at all times, and any insurance policies of the Mortgagee insuring any Spare Engine shall provide for a release to Owner of any and all salvage rights in and to any Spare Engine.

Annex A - 5

EXHIBIT A
TO
SPARE ENGINES SECURITY AGREEMENT

SPARE ENGINES SECURITY AGREEMENT SUPPLEMENT

This SPARE ENGINES SECURITY AGREEMENT SUPPLEMENT NO. __, dated [______________ ___, ____] (herein called this “Security Agreement Supplement”) of UNITED AIRLINES, INC., as Owner (the “Owner”).

W I T N E S S E T H:

WHEREAS, the Spare Engines Security Agreement, dated as of October 28, 2020 (as amended and supplemented, the “Security Agreement”), between the Owner and Wilmington Trust, National Association, as Mortgagee (the “Mortgagee”), provides for the execution and delivery of supplements thereto substantially in the form hereof, which shall particularly describe certain collateral, and shall specifically mortgage the same to the Mortgagee; and

WHEREAS, the Owner wishes to subject [each of the Spare Engines]1 described in Exhibit 1 hereto to the security interest created by the Security Agreement by execution and delivery of this Security Agreement Supplement, and a counterpart of the Security Agreement [is attached hereto and made a part hereof and this Security Agreement Supplement, together with such counterpart of the Security Agreement, is being filed for recordation on the date hereof with the FAA, as one document][has been recorded pursuant to the Act by the FAA at Oklahoma City, Oklahoma, on [__] and assigned Conveyance No. [__]];;

NOW, THEREFORE, this Security Agreement Supplement Witnesseth, that to secure the payment and performance of the Secured Obligations from time to time outstanding and to secure the performance, the Owner has granted, bargained, sold, assigned, transferred, conveyed, mortgaged, pledged and confirmed, and does hereby grant, bargain, sell, assign, transfer, convey, mortgage, pledge and confirm, unto the Mortgagee, its successors in trust and assigns, for the security and benefit of, the Note Holders and each of the Indenture Indemnitees, a first priority security interest in, and an International Interest in and mortgage lien on, all right, title and interest of the Owner in, to and under the following described property:

[The Spare Engines as further described on Exhibit 1 hereto, in each case together with any and all Parts of whatever nature, which are from time to time included within the definition of “Spare Engines”, including all substitutions, renewals and replacements of and additions, improvements, accessions and accumulations to each such Spare Engine (other than additions, improvements, accessions and accumulations which constitute appliances, parts, instruments, appurtenances, accessories, furnishings or other equipment excluded from the definition of Parts) and all Spare Engine Documents relating to each such Spare Engine.]2

TO HAVE AND TO HOLD all and singular the aforesaid property unto the Mortgagee, its successors and assigns, in trust for the equal and proportionate benefit and

1.       Revise as appropriate to reflect what is listed on Exhibit 1.

2.       Revise as appropriate to reflect what is listed on Exhibit 1.

Exhibit A - 1

security of the Note Holders and the Indenture Indemnitees, except as provided in Section 2.13 of the Trust Indenture without any preference, distinction or priority of any one Equipment Note over any other by reason of priority of time of issue, sale, negotiation, date of maturity thereof or otherwise for any reason whatsoever, and for the uses and purposes and subject to the terms and provisions set forth in the Security Agreement.

This Security Agreement Supplement shall be construed as supplemental to the Security Agreement and shall form a part thereof. The Security Agreement is hereby incorporated by reference herein and is hereby ratified, approved and confirmed.

AND, FURTHER, the Owner hereby acknowledges that each Spare Engine referred to in this Security Agreement Supplement has been delivered to the Owner and is included in the property of the Owner subject to the pledge and mortgage thereof under the Security Agreement.

*   *   *

IN WITNESS WHEREOF, the Owner has caused this Security Agreement Supplement to be duly executed by one of its officers, thereunto duly authorized, on the day and year first above written.

UNITED AIRLINES, INC.

By:
Name:
Title:

Exhibit A - 2

EXHIBIT 1
TO
SPARE ENGINE SECURITY AGREEMENT SUPPLEMENT NO. [ ]

The SPARE Engines:

Manufacturer	Manufacturer’s Model	Serial Number

Exhibit A - 3